Exhibit 10.14

Dated June 21, 2021

Servicios de Juego Online S.A.U.

as Company

and

Codere Newco, S.A.U.

as Parent

SPONSORSHIP AND SERVICES AGREEMENT

This Sponsorship and Services Agreement (the “Agreement”) is made as of the 21st day of June 2021, by and among:

(1)	Servicios de Juego Online S.A.U., a company organized under the laws of the Kingdom of Spain (the “Company”); and

(2)	Codere Newco, S.A.U., a company organized under the laws of the Kingdom of Spain (the “Parent”).

This Agreement shall become effective at the Merger Effective Time on the Closing Date, as such terms are defined in the Business Combination Agreement the (“Effective Date”)

RECITALS

(A)	Prior to the Effective Date, Parent was, indirectly through certain of its Subsidiaries, including the Company, engaged in the business of online gaming, gambling, casino, slots, poker, bingo, sports betting, betting exchanges, lottery operations, racing and pari-mutuel activities (such business, at any time, the “Online Gaming Business”).

(B)	Pursuant to the Transaction Documents, as defined in the Business Combination Agreement (as defined below), Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (“Holdco”), will at, or prior to, the Effective Date, acquire all of the issued and outstanding equity interests in the Company and the Company’s Subsidiaries.

(C)	Parent is a party to the RM Sponsorship Agreement (as defined below) and the Parent Group may be a party to other Sponsorship Agreements (as defined below) from time to time, and the Company desires to obtain, and Parent is willing to grant or cause to be granted, as the case may be, certain rights to enable the Company to use certain of the Parent Group’s rights under the Sponsorship Agreements.

(D)	In connection with the closing of the transactions contemplated by the Business Combination Agreement, Parent and the Company deem it to be appropriate and in their mutual best interests that the Parent Group grants certain sponsorship rights and provides certain services to the Company Group pursuant to the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Interpretation

1.1.	Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

“Affiliate” means, with respect to a Person, any other Person that, now or in the future, directly or indirectly, through one or more intermediaries, controls or is controlled by such Person, or is under common control of a third Person. For the avoidance of doubt, a Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, all the foregoing in accordance with, as and further set out in, Article 42 of the Spanish Commercial Code;

“Assessment Date” has the meaning assigned thereto in Section 7.2.3 hereof;

“Beneficial Owner” shall mean any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security, and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security, and/or (iii) the right to become the beneficial owner of such securities as set forth in (i) or (ii) above (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise. The term “Beneficially Own” shall have a correlative meaning;

“Breach” has the meaning assigned thereto in Section 4.3.1 hereof;

“Business Combination Agreement” means the Business Combination Agreement, dated June 21, 2021, among Parent, the Company and the other parties thereto, regulating a series of related transactions whereby, among other things, Holdco will acquire the Company and its Subsidiaries;

“Business Day” means every day except a Saturday or Sunday, or a legal holiday in the City of New York, the Grand Duchy of Luxembourg or Madrid on which banking institutions are authorized or required by Law to close;

“Calculation” has the meaning assigned thereto in Section 10.3.2 hereof;

“Company” has the meaning assigned thereto in the preamble;

“Company’s Executive Management” means, with respect to the Company, the senior managers of the Company;

“Company Group” means Holdco, the Company and their direct and indirect Subsidiaries, including any Subsidiary of the Company formed or acquired after the Effective Date, as described in Section 3.2;

“Company Indemnified Party” has the meaning assigned thereto in Section 9.1 hereof;

“Discontinuation Costs” means any costs incurred by Parent directly linked to the termination of this Agreement by the Company pursuant to Section 10.3 or discontinuation of any Services as requested by the Company pursuant to Section 11.1.1, including but not limited to severance payments, third party break-up fees and third party fees related to the Service being discontinued.

“Effective Date” has the meaning assigned thereto in the preamble;

“Expert” has the meaning assigned thereto in Section 10.3.2 hereof;

“First Reset Period” has the meaning assigned thereto in Section 7.2.2 hereof;

“Governing Body” means (i) with respect to a corporation, the board of directors of such corporation, (ii) with respect to a limited liability company, the manager(s) or managing member(s) of such limited liability company, (iii) with respect to a limited partnership, the board, committee or other body of the general partner of such partnership that serves a similar function or the general partner itself (or if any such general partner is itself a limited partnership, the board, committee or other body of such general partner’s general partner that serves a similar function or such general partner’s partner) and (iv) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer and managing director;

“Governing Instruments” means (i) the certificate of incorporation and bylaws in the case of a corporation, (ii) the articles of formation and operating agreement in the case of a limited liability company, (iii) the partnership agreement in the case of a partnership, and (iv) any other similar governing document under which an entity was organized, formed or created and/or operates;

“Governmental Authority” means any (i) international, national, supra-national (including the European Union), multinational, federal, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holdco” has the meaning assigned thereto in the preamble;

“Indemnified Party” has the meaning assigned thereto in Section 9.3.1 hereof;

“Indemnifying Party” has the meaning assigned thereto in Section 9.3.1 hereof;

“Initial Term” has the meaning assigned thereto in Section 10.1 hereof;

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law and equity, rules, regulations and municipal bylaws whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable,” with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim, reservation, lease, sublease, exclusive license, covenants, easements, usufruct, right-of-way, servitudes, collateral assignments, conditional sale or other sale agreements, title retention agreements, hypothecations, pre-emptive right, community property interest, collateral assignment, charge, option, warrant, rights of first offer, rights of first refusal, proxies, voting trusts or similar agreements, or title or transfer restrictions under any equity holder or similar agreement (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset);

“Loss” has the meaning assigned thereto in Section 9.1 hereof;

“Net Gaming Revenue” means all gross amounts wagered of the Company together with its Subsidiaries, less: (i) player wins, (ii) player bonuses, and (iii) promotional bets;

“New Sponsorship Rights” has the meaning assigned thereto in Section 2.1.3 hereof;

“Online Gaming Business” has the meaning assigned thereto in the recitals;

“Other RM Sponsorship Rights” has the meaning assigned thereto in Section 2.1.2 hereof;

“Parent” has the meaning assigned thereto in the preamble;

“Parent Group” means Parent and its Affiliates (other than any member of the Company Group);

“Parent Indemnified Party” has the meaning assigned thereto in Section 9.2 hereof;

“Permit” means any consent, license, approval, registration, permit, authorizations, registrations, findings of suitability, franchises, entitlements, communications, waivers and exemptions granted by a Governmental Authority;

“Permitted Activity” has the meaning assigned thereto in the Relationship and License Agreement;

“Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association or entity, business entity, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, Governmental Authority however designated or constituted and pronouns have a similarly extended meaning;

“Quarter” means a calendar quarter ending on the last day of March, June, September or December;

“Relationship and License Agreement” means the Relationship and License Agreement dated as of the date hereof, among Parent and the Company;

“Reset Date” has the meaning assigned thereto in Section 7.2.2 hereof;

“RM Marks and Brands Rights” has the meaning assigned thereto in Section 2.1.1 hereof;

“RM Sponsorship Agreement” means the Sponsorship Agreement (“Contrato de Patrocinio”), dated October 11, 2016, between Parent and Real Madrid Club de Fútbol, as amended on April 10, 2019 and November 24, 2020, as attached as Exhibit B hereto and as further amended from time to time.

“RM Sponsorship Rights” has the meaning assigned thereto in Section 2.1.2 hereof;

“Services” has the meaning assigned thereto in Section 4.1 hereof;

“Services Fees” has the meaning assigned thereto in Section 7.2.1 hereof;

“Services Provider” means Parent, any member of the Parent Group and any other entity or individual that Parent has arranged to provide the Services to any Services Recipient;

“Services Recipient” means any member of the Company Group that receives Services from a Services Provider pursuant to this Agreement;

“Sponsorship Agreement” means the RM Sponsorship Agreement and such other sponsorship agreements entered into by the Parent Group from time to time governing the terms of any Sponsorship Rights;

“Sponsorship Fees” has the meaning assigned thereto in Section 7.1 hereof;

“Sponsorship Rights” has the meaning assigned thereto in Section 2.1.3 hereof;

“Sublicensee” has the meaning assigned thereto in Section 2.2 hereto;

“Subsidiary” means, with respect to any Person, any other Person that, now or in the future, is directly or indirectly controlled by such Person, including (i) any trust in which such Person holds all of the beneficial interests and (ii) any partnership, limited liability company or similar entity in which such Person holds all of the interests other than the interests of any general partner, managing member or similar Person. For the avoidance of doubt, a Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, all the foregoing in accordance with, as and further set out in, Article 42 of the Spanish Commercial Code;

“System” means computer, software, communications or information networks or systems of any party or its Affiliates, and any related documentation.

“Term” has the meaning assigned thereto in Section 10.1 hereof;

“Territory” means any jurisdiction in which (i) any member of the Company Group conducts the Company Group’s Online Gaming Business from time to time, (ii) the Governing Body of Holdco has expressly decided to expand Company Group’s Online Gaming Business, or (iii) the Company Group has taken actual formal steps towards obtaining the required Permits to conduct the Online Gaming Business in such jurisdiction. For the avoidance of doubt, as at the date of this Agreement, the “Territory” means Spain, Italy, Mexico, Brazil, United States of America, Colombia, Panama, Argentina, Malta and Israel;

“Third Party Claim” has the meaning assigned thereto in Section 9.3.2 hereof.

1.2.	Headings

The inclusion of headings in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3.	Interpretation

Unless otherwise expressly provided for herein, this Agreement shall be interpreted in accordance with (i) the general interpretation and construction provisions included in Sections 1,281, 1,282, 1,283, 1,284, 1,285 and 1,286 of the Spanish Civil Code (Código Civil); and (ii) the specific rules of construction set forth below:

1.3.1.	words importing the singular shall include the plural and vice versa, words importing gender shall include all genders or the neuter, and words importing the neuter shall include all genders;

1.3.2.	the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3.	references to any Person include such Person’s successors and permitted assigns;

1.3.4.	any reference to a statute, regulation, policy, rule or instrument shall include, and shall be deemed to be a reference also to, all amendments made to such statute, regulation, policy, rule or instrument and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5.	any reference to this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6.	in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount shall be determined or such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7.	except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in euro.

2.	Grant of License over Sponsorship Rights

2.1.	Sponsorship Rights

2.1.1.	Subject to the terms and conditions of this Agreement and the RM Sponsorship Agreement, Parent hereby grants to the Company, and the Company hereby accepts, an exclusive (except as otherwise set forth herein and without prejudice to Parent’s right to engage in any Permitted Activity) and non-transferable license and authority to use any and all marks, names, images, designations, anthems, photographs and brands set forth in the RM Sponsorship Agreement and any marks, names, images, designations, anthems, photographs and brands which in the future may be incorporated into the RM Sponsorship Agreement (the “RM Marks and Brands Rights”) within the Territory (subject to any further geographic limitations set forth in the RM Sponsorship Agreement), in connection with the operation of the Company Group’s Online Gaming Business. The Company’s license to each of the RM Marks and Brands Rights shall remain in effect until the earlier of (i) the expiration of the Term or (ii) the termination of each such RM Marks and Brands Rights under the RM Sponsorship Agreement.

2.1.2.	Subject to the terms and conditions of this Agreement, Parent and the Company shall in good faith negotiate and agree on the terms and conditions of an exclusive (except as otherwise set forth herein and without prejudice to Parent’s right to engage in any Permitted Activity) and non-transferable license and authority to use any and all of Parent’s rights that are licensable under the RM Sponsorship Agreement, from time to time, by Parent to the Company (collectively, the “Other RM Sponsorship Rights” and, together with the RM Marks and Brands Rights, the “RM Sponsorship Rights”), within the Territory (subject to any further geographic limitations set forth in the RM Sponsorship Agreement), in connection with the operation of the Company Group’s Online Gaming Business. The Company’s license to each of the Other RM Sponsorship Rights shall remain in effect until the earlier of (i) the expiration of the Term or (ii) the termination of each such Other RM Sponsorship Rights under the RM Sponsorship Agreement.

2.1.3.	Subject to the terms and conditions of this Agreement and the relevant Sponsorship Agreement, Parent and the Company shall in good faith negotiate and agree on the terms and conditions of the assignment or license of any new sponsorship rights, or otherwise the right to use any new sponsorship rights, under any Sponsorship Agreements entered into by the Parent Group from time to time after the Effective Date that permit the assignment or license of any sponsorship rights to any member of the Company Group, or the right to use any sponsorship rights by any member of the Company Group, including the applicable Sponsorship Fees payable as consideration for the assignment, license or right to use of such new sponsorship rights (the “New Sponsorship Rights” and, together with the RM Sponsorship Rights, the “Sponsorship Rights”). Parent’s assignment or license of each New Sponsorship Right shall remain in effect until the earlier of (i) the expiration of the Term or (ii) the termination of each such New Sponsorship Right under the relevant Sponsorship Agreement. Parent shall specifically authorize the Company in writing to use any New Sponsorship Rights pursuant to a written notice that shall be acknowledged and agreed by the Company in the form of Exhibit A hereto.

2.2.	Sublicensing

The Company shall have no right to sublicense the Sponsorship Rights without Parent’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that the Company may sublicense the Sponsorship Rights to a member of the Company Group (each, a “Sublicensee”) without requiring Parent’s prior written approval. Any Sublicensee shall have no right to further sublicense such right except to another member of the Company Group. The Company shall (i) be responsible for ensuring that each Sublicensee shall be in strict compliance with the terms and conditions of this Agreement and the relevant Sponsorship Agreement and (ii) assume all responsibilities for any breach of any terms or conditions of this Agreement or the relevant Sponsorship Agreement by each Sublicensee and for any acts and omissions of each Sublicensee relating to the Sponsorship Rights. Any sublicense granted to any entity that ceases to be a member of the Company Group during the Term of this Agreement shall terminate immediately upon such cessation unless Parent and the Company agree otherwise.

The parties hereto acknowledge that, for the avoidance of doubt, any Subsidiary of the Company formed or acquired after the Effective Date that is not a Subsidiary of the Company on the Effective Date may become an Sublicensee of the Company under this Agreement. In the event that such Subsidiary has a contract with an Affiliate of Parent for the licensing of certain or all of the Sponsorship Rights and such contract is not terminated at the time of the acquisition of the Subsidiary by the Company Group, (i) the parties to such contract shall terminate such contract with respect to the Sponsorship Rights and (ii) the Subsidiary shall automatically become a Sublicensee with respect to the Sponsorship Rights that are expressly covered by the scope of such contract.

2.3.	Use of Sponsorship Rights

The Company undertakes to Parent during the Term, and without limiting its other obligations under this Agreement (i) to use the Sponsorship Rights in accordance with the terms and conditions of the relevant Sponsorship Agreement and this Agreement (including any geographic, field and time limitations), (ii) not to use the Sponsorship Rights in any manner which may prejudice or would be reasonably likely to prejudice the rights of Parent in and to the Sponsorship Rights, (iii) to give any information as to its use of the Sponsorship Rights which Parent may reasonably require, and (iv) to protect the reputation and goodwill of the Sponsorship Rights and not conduct the Company Group’s Online Gaming Business in any way that may adversely reflect upon such reputation or be contrary to good business practice or any applicable Law.

Parent agrees that, upon request it will, at any time without charging a fee to the Company but at the Company’s expense for any reasonable costs incurred, furnish all necessary documentation relating to or supporting Parent’s and/or the Company’s rights to the Sponsorship Rights and to assist, sign and deliver all documents, and do all acts which may be necessary from time to time for the Company’s or any Sublicensee’s use of the Sponsorship Rights under the relevant Sponsorship Agreement.

3.	Appointment of Parent

3.1.	Appointment and Acceptance

3.1.1.	Subject to and in accordance with the terms, conditions and limitations in this Agreement, the Company hereby appoints Parent to provide or arrange for other Services Providers to provide the Services to the Services Recipients. This appointment will be subject to the express terms of this Agreement and to each Services Recipient’s Governing Body’s supervision of Parent’s or other Services Providers’ performance of its obligations under this Agreement.

3.1.2.	Parent hereby accepts the appointment provided for in Section 3.1.1 and agrees to act in such capacity and to provide or arrange for other Services Providers to provide the Services to the Services Recipients upon the terms, conditions and limitations in this Agreement.

3.1.3.	Parent and the Company agree and acknowledge that the purpose of the provision of the Services is to assist the Company Group in operating the Online Gaming Business in a manner that is consistent with the operation of the Online Gaming Business prior to the Effective Date.

3.2.	Other Services Recipients

The parties hereto acknowledge that any Subsidiary of the Company formed or acquired after the Effective Date that is not a Services Recipient on the Effective Date may become a Services Recipient under this Agreement, as described below. In the event that any such addition results in an amendment of the scope of the Services, such amendment shall be effectuated as provided in this Agreement.

The parties hereto agree that Parent will assume the provision of the Services to any Subsidiary of the Company formed or acquired after the Effective Date, in addition to the Services described in Section 4.1. In the event that such Subsidiary has a contract with an Affiliate of Parent for the provision of certain or all of the Services and such contract is not terminated at the time of the acquisition of the Subsidiary by the Company Group, Parent will only assume the provision of the Services that are not expressly covered by the scope of such contract.

3.3.	Subcontracting and Other Arrangements

Parent may subcontract to any other Services Provider or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other Services Provider (at no additional cost to the Services Recipients), and the Company hereby consents to any such subcontracting or arrangement; provided that (i) Parent shall remain responsible to the Services Recipients for any Services provided by such other Services Provider, and (ii) the Services Provider is not a competitor or an Affiliate of a competitor of the Company. Parent shall ensure that (i) the Services Provider complies with the Parents’ restrictions, obligations and undertakings hereunder in respect of such Services, and (ii) the obligations with respect to the standards of services set forth in this Agreement are satisfied with respect to any Service provided by a Services Provider, and provided further that such subcontract or arrangement does not cause any material disruption to the delivery of Services.

4.	Services and Powers of Parent

4.1.	Services

Commencing on the Effective Date, Parent will provide, or arrange for the provision by other Services Providers (subject to the Company’s prior written approval of such other Services Providers that are not members of the Parent Group) of, and will have the power and authority to provide or arrange for the provision by other Services Providers of, the following services (the “Services”) to the Services Recipients:

4.1.1.	Internal Audit Services

(i)	Conducting traditional audits (financial and operational)

(ii)	Conducting information technology audits based on the international COBIT standard (at least one review per year)

(iii)	Centralizing information technology support and maintenance of software used for the documentation of such audits

(iv)	Monitoring audit processes

4.1.2.	Communication Services

(i)	Preparing and distributing press releases

(ii)	Preparing releases for internal distribution

(iii)	Compiling actions and milestones of the Company Group for purposes of the integrated report of the Company Group, according to applicable Law

(iv)	Preparing and distributing a daily press service with the most relevant news from, and for, the Company Group

(v)	Monitoring performance of the CSR plan by the business units

(vi)	Managing media inquiries

(vii)	Monitoring social networks and managing user inquiries, including internal channeling thereof

(viii)	Translating relevant communications into English

(ix)	Maintaining corporate consultation services, including, but not limited to, the Company’s website (including investor relations section) and intranet

4.1.3.	Legal Services

(i)	Legal Advice: providing legal advice in connection with the business and operations of the Company and the Company Group, including, but not limited to, drafting contracts and general legal advice with respect thereto, and advice regarding the Company Group’s operations and reporting by Holdco as a publicly-listed entity

(ii)	Compliance: updating and implementing internal regulations in connection with anti-money laundering, criminal liability, anticorruption and fraud

(iii)	Regulatory reporting

4.1.4.	Financial Management Services

(i)	Management Control Services: Performing periodic operational and financial monitoring in order to identify and analyze deviations from established targets. This Services subset includes:

(a)	Providing support to the Services Recipients and their business units in connection with financial and management planning

(b)	Providing support in the budgeting process

(c)	Providing analysis and monitoring services in connection with the following tasks:

•	Reconciliation between data provided by accounting databases/systems and operational management reports

•	Payment control

•	Corporate billing

•	Capital expenditures, key performance indicators, management adjustments and reconciliation of results

(ii)	Financial supervision and support tasks

(a)	Providing support services for internal reporting to prepare consolidated information on the business units

(b)	Managing guarantees, including bank guarantees, as required to operate gaming licenses

(iii)	Corporate Tax Management: providing tax advisory services related to the operation of the Services Recipients and their business units, and support in connection with tax structuring

(iv)	Financial Projects Management: Implementing and developing new financial projects within the Company Group to improve financial processes, such as a project for the automation of invoice processing (including receipt of the invoice by the supplier via email or physical means, codification, approval and recording of such invoices)

(v)	Investor relations

4.1.5.	Human Capital Services

(i)	Payroll services

(a)	Managing the retribution model (support in salary reviews, internal equity analysis, external competitiveness analysis)

(b)	Preparing payroll and social security payments and management of labor relations for entities of the Company Group based in Spain

(c)	Managing employee targets and objectives (including providing support according to corporate policy, alignment with the Company Group’s targets objectives and review and supervision of targets and objectives)

(d)	Managing expatriations / transfers of personnel from Spain to international locations and vice-versa

(ii)	Recruiting

(a)	Providing support services in connection with the organizational structure (including SAP support in Spain and job descriptions)

(b)	Monitoring and coordinating the recruiting plan, hiring, information gathering for the DPT, preparing organizational charts and budget monitoring.

4.1.6.	Corporate Security Support Services. Providing support services in connection with fraud and compliance investigations and processes

4.1.7.	Corporate Development Services. Providing financial and strategic advisory services in connection with corporate finance projects (sourcing corporate funding, seeking joint venture and mergers and acquisitions opportunities and other inorganic growth) strategic projects and market analysis

4.1.8.	Office Space. Providing access to, and non-exclusive use of, certain shared office space owned, rented or otherwise used by the Parent Group from time to time

4.1.9.	Miscellaneous. Such other Services of the type and nature appropriate for a publicly listed entity in connection with the Online Gaming Business, which the Company Group may reasonably request from time to time

Parent shall at all times comply with all obligations under Spanish and other applicable securities Laws and other Laws applicable to the Company Group and the Online Gaming Business and in particular, in relation to protection of price sensitive and other material non-public information, including the establishment of separated areas and internal barriers and controls to ensure due compliance with such regulations. Parent shall at all times comply with any Laws related to the privacy or security of “personal information” (or any equivalent term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law), including the EU General Data Protection Regulation 2016/679 (as amended and replaced from time to time) and including, to the extent necessary, by entering into a customary data processing addendum in relation to any processing of such personal information.

4.2.	Limited License to Intellectual Property and Software

4.2.1.	Each party hereby grants to the other party a non-exclusive, royalty-free license to any intellectual property or software owned by the granting party and reasonably necessary for and used in providing or receiving the Services for the limited purpose of providing or receiving such Services, as applicable. As between the parties hereto, each party shall remain the sole and exclusive owner of all right, title and interest in and to all intellectual property (including all derivative works, modifications and enhancements thereof) owned by such party that is made available to the other party in connection with this Section 4.2.1.

4.3.	Access to Systems

4.3.1.	As a result of the provision of the Services, certain employees of the Services Provider may receive access to the Services Recipient’s Systems. The Services Provider shall access and use only those Systems of the Services Recipient for which it has been granted the right to access and use. The Services Provider’s right to access and use is provided for the limited purpose of supporting the Services provided hereunder. To the extent the Services Provider is granted access to the Services Recipient’s Systems, the Services Provider (i) shall use such Systems internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense or in any manner make such Systems available to other organizations or Persons, and shall not act as a service bureau or consultant in connection with such Systems; (ii) shall comply with all of the Services Recipient’s security regulations to the extent such security regulations have been provided to the Services Provider and maintain reasonable security measures to protect the systems of the Services Recipient; and (iii) shall not tamper with, circumvent or intentionally compromise any security or audit measures employed by the Services Recipient. The Services Provider shall ensure that only those employees acting on its behalf who are specifically authorized to have access to the Services Recipient’s Systems gain such access and use commercially reasonable efforts to prevent unauthorized access or use, destruction, alteration or loss of data, information or software contained therein (a “Breach”), including notifying its employees who might have access to the Services Recipient’s Systems of the restrictions set forth in this Agreement and of the security regulations. If the Services Provider becomes aware of any Breach that would reasonably be expected to impact the Services Recipient’s Systems or the Services, the Services Provider shall notify the Services Recipient in a maximum period of seventy two (72) hours since the occurrence of the Breach and undertake reasonable efforts to mitigate such Breach in coordination with the Services Recipient.

4.3.2.	Any information system, software, computer network, database or data file owned, licensed, leased or provided by the Services Recipient or any of its Affiliates that is used by the Service Provider or any of its Affiliates in connection with the provision of any Service, each as modified, maintained or enhanced from time to time by the Services Recipient, any of its Affiliates or any relevant third party shall remain the sole and exclusive property of the Services Recipient, its Affiliates or third party.

4.4.	Supervision of Services

Services provided by Servicers Providers shall, at all times, be subject to the supervision of the Company’s Executive Management. Notwithstanding this, under no event or circumstance shall any Services Provider or any other member of the staff of the Parent Group be considered as an employee of the Company Group. Nothing herein shall be construed as creating an employer/employee relationship between the Company Group and any Services Provider or any other member of the Parent Group or their respective staff or placing the parties hereto in a partnership or joint venture relationship. The Services Provider and any other member of the Parent Group and their respective staff will not be eligible to receive any employee benefits from the Company Group. The Parent Group will maintain the obligation to pay any and all taxes connected with any compensation paid hereunder.

Parent shall be responsible for ensuring that labor relations are not created in connection with the provision of the Services or otherwise under any Laws. Parent shall have, or shall ensure that the relevant Services Provider has, the sole responsibility to employ, pay, supervise, manage, control, direct and discharge all of the personnel used in its provision of Services hereunder. Except as may otherwise be expressly provided in this Agreement, Parent or the relevant Services Provider, as applicable, may terminate the employment of any employee involved in the provision of the Services without obtaining the consent of the relevant Services Recipient.

4.5.	Standard of Service

4.5.1.	Parent covenants and agrees at all times to perform, or cause to perform, the Services (a) in a manner that is consistent, in all material respects, in nature, scope, quality and timeliness with how the applicable Services were provided to the Online Gaming Business during the twelve-month period prior to the Effective Date and (b) with the degree of care, diligence and skill that a professional services provider would exercise in comparable circumstances. Upon written notice to the Company, Parent may modify, change or enhance the manner, methodology, systems or applications used to provide any Service to the Services Recipients (but not the quality of such Service or the standard of care used to provide such Service) to the extent that such change does not have a material adverse effect on the standard of service set forth in this Section 4.5.

4.5.2.	In case of an interruption or failure of any Service, Parent shall respond (and shall cause its Affiliates to respond) promptly and work diligently to resolve the issue causing the interruption or failure of any such Service or to find a replacement for any such Service in coordination with the Services Recipient.

4.6.	Restrictions on Parent

4.6.1.	Parent shall, and shall cause any other Services Provider to, refrain from taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the Governing Instruments of the Services Recipients. If Parent or any Services Provider is instructed to take any action that is not in such compliance by a Services Recipient’s Governing Body, such Person will promptly notify such Governing Body and the Company’s Executive Management of its judgment that such action would not comply with or violate any such Laws or otherwise would not be permitted by such Governing Instrument.

4.6.2.	In performing its duties under this Agreement, each member of the Parent Group shall be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other professional advisors) and shall be permitted to rely in good faith upon the direction of the Company’s Executive Management to evidence any approvals or authorizations that are required under this Agreement. Additionally, each member of the Parent Group shall use the Company’s policies and the existing decision approval system and will follow all the Company corporate policies and processes. All references in this Agreement to the Services Recipients or Governing Body for the purposes of instructions, approvals and requests to Parent will refer to the Governing Body.

4.7.	Parent and Employees

Parent shall arrange, or shall arrange for another member of the Parent Group to arrange, for such qualified personnel and support staff to be available to carry out the Services. Such personnel and support staff shall devote such of their time to the provision of the Services to the Services Recipients as the relevant member of the Parent Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder but always under the direction of the Company’s Executive Management. Part of the personnel and support staff will have as their primary responsibility the provision of the Services to the Services Recipients or be dedicated exclusively to the provision of the Services to the Services Recipients.

4.8.	Information and Records

4.8.1.	Books and Records

Parent shall, or shall cause any other member of the Parent Group to, as applicable, maintain proper books, records and documents documenting the Services provided, in conformity in all material respects with all requirements of applicable Laws.

4.8.2.	Examination of Records by the Services Recipients

The relevant member of the Parent Group will make available to the Services Recipients and their authorized representatives, for examination during normal business hours on any Business Day, all books, records and documents required to be maintained under Section 4.8.1 hereof. In addition, the Parent Group will make available to the Services Recipients or their authorized representatives such financial and operating data in respect of the performance of the Services under this Agreement as may be in existence and as the Services Recipients or their authorized representatives will from time to time reasonably request, including for the purposes of conducting any audit in respect of expenses of the Services Recipients or other matters necessary or advisable to be audited in order to conduct an audit of the financial affairs of the Services Recipients. Any examination of records will be conducted in a manner which will not unduly interfere with the conduct of the Parent Group’s business in the ordinary course.

4.8.3.	Access to Information by Parent Group

The Company shall, and shall cause the other Services Recipients to:

(i)	grant, or cause to be granted, to the Parent Group full access to all documentation and information reasonably necessary in order for the Parent Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof and to enable the Parent Group to provide the Services; and

(ii)	provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Parent Group, and promptly notify the appropriate member of the Parent Group of any material facts or information of which the Services Recipients are aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the Company Group before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Parent Group pursuant to this Agreement, including maintenance of proper financial records.

4.8.4.      Additional Information

The parties hereto acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any of the Services Providers or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the Services Providers or any of their respective Affiliates will be liable to account to the Services Recipients with respect to such activities or results; provided, however, that the relevant Services Provider will not (and will cause its Affiliates not to), in making any use of such additional information, do so in any manner that the relevant Services Provider or its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Services Recipient is a party or is bound.

5.	Cooperation

The parties hereto agree to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate or implement expeditiously the transactions contemplated by this Agreement, including filings with appropriate Governmental Authorities and the receipt of any necessary governmental approvals in respect of the transactions contemplated hereby.

6.	Independent Contractor, No Partnership or Joint Venture

The parties hereto acknowledge that Parent is providing or arranging for the licensing of the Sponsorship Rights and the provision of the Services hereunder as an independent contractor and that the Services Recipients and Parent are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit Parent and the Company, any Sublicensees and the Services Recipients from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

7.	Fees and Expenses

7.1.	Sponsorship Fees

The Company and Parent shall negotiate and agree in good faith on the fees payable by the Company as consideration for the licensing of the Sponsorship Rights from time to time (the “Sponsorship Fees”). If the Company and Parent are unable to reach an agreement on the Sponsorship Fees payable by the Company at any given time as consideration for the licensing of any Sponsorship Rights under any Sponsorship Agreement, Parent shall have the right, after ten (10) Business Days’ prior written notice thereof to the Company, to suspend the Company’s and any Sublicensee’s use of all or any portion of the Sponsorship Rights under such Sponsorship Agreement until such time as Parent and the Company agree on such Sponsorship Fees.

7.2.	Services Fees

7.2.1.	Parent shall receive from the Company as consideration for the Services, the fees set forth in this Section 7.2 (the “Services Fees”).

7.2.2.	For the period from the Effective Date until December 31, 2022 (such time period, the “First Reset Period” and such date, the “Reset Date”), the Company shall pay, on behalf of the Services Recipients, to Parent for the Services provided by the Services Providers a cash amount in euro equal to 0.75% of the Net Gaming Revenue.

7.2.3.	At least ninety (90) days prior to the Reset Date and thereafter at least ninety (90) days prior to each anniversary of the Reset Date (each such date, an “Assessment Date”), Parent and the Company shall negotiate and agree in good faith on the Services Fees payable by the Company for the next-succeeding calendar year as consideration for the provision of the Services during such calendar year, which shall take into account the then-current costs of providing such Services and the level of Services expected to be provided hereunder until the next Reset Date. In the event that the Company and Parent are unable to agree on the Services Fees payable by the Company for the next-succeeding calendar year by the time of the Reset Date, the then-applicable Services Fees shall remain in effect until the first anniversary of such Reset Date, and either the Company or Parent may terminate this Agreement by providing written notice to the other party within three (3) months of such Reset Date, provided that such termination shall not be effective earlier than the date that is three (3) months after such written notice is provided by the terminating party to the other party.

7.3.	Computation and Payment of Quarterly Fees Amount

The Company shall deliver to Parent each Quarter a detailed written statement of the Sponsorship Fees and Services Fees due to Parent for the prior Quarter (or, in the case of the first completed Quarter after the Effective Date, partial Quarter), which, in the case of the Services Fees, shall be based on the Net Gaming Revenue for such Quarter (or partial Quarter). The Company will compute the Sponsorship Fees and Services Fees for each Quarter as soon as practicable following the end of the Quarter with respect to which such payment is due, but in any event no later than forty-five (45) Business Days following the end of such Quarter and will send the corresponding detailed written statement of the Sponsorship Fees and Services Fees due to the Parent. The Company Group shall remit the corresponding payment within fifteen (15) days after the statement date. Any dispute relating to the computation of the Sponsorship Fees or Services Fees for any Quarter shall be resolved in accordance with Section 11.4 hereof. Parent shall have the right at its sole cost and expense to cause an independent certified public accountant firm reasonably acceptable to the Company to examine and inspect the books and records of the Company and any Sublicensees or Services Recipients for the purpose of determining the accuracy of statements rendered by the Company. Such inspection shall only be permitted during the Company’s normal business hours.

7.4.	Expenses

The Company will bear any expenses in connection with the licensing and use of the Sponsorship Rights. Parent will bear any expenses in connection with the provision of the Services.

8.	Representations and Warranties of Parent and the Company

8.1.	Representations and Warranties of Parent

Parent hereby represents and warrants to the Company that, as of the date hereof and as of the Effective Date:

8.1.1.	it is validly organized and existing under the Laws of the Kingdom of Spain;

8.1.2.	Exhibit B contains a true and complete copy of the RM Sponsorship Agreement and of all of its addendums as of the date hereof. The RM Sponsorship Agreement is valid, binding, in force and enforceable in accordance with its terms;

8.1.3.	it is the lawful beneficiary of the RM Sponsorship Rights under the RM Sponsorship Agreement, free and clear of all Liens, and has the full right, ability and authority to license to the Company and any Sublicensees all of the rights licensed to the Company hereunder, and the Company will have the ability to use and exploit the RM Sponsorship Rights as set forth hereunder, without breaching any agreement to which Parent is a party;

8.1.4.	to the knowledge of Parent, the use of the RM Sponsorship Rights by the Company and its Sublicensees in accordance with this Agreement shall not infringe or otherwise violate any third-party intellectual property rights;

8.1.5.	there are no actions, suits, legal proceedings or formal investigations pending, or, to the knowledge of Parent, threatened, against or affecting Parent before any court, arbitrator or Governmental Authority which might adversely affect or impair the right of Parent to license the RM Sponsorship Rights granted herein or otherwise perform its obligations under this Agreement;

8.1.6.	there are no pending or existing, or to the knowledge of Parent, threatened, adverse orders, judgments, legal proceedings or actions, formal investigations, written claims or consent agreements, and, no Liens against Parent regarding or relating to the RM Sponsorship Rights;

8.1.7.	it, or any other Services Provider, as applicable, holds, and shall hold, such Permits as are necessary to perform its obligations hereunder and is not aware of, or shall inform the Company promptly upon knowledge of, any reason why such Permits might be cancelled;

8.1.8.	it, or the relevant other Services Provider, has sufficient title to use and to license all intellectual property and software required for the provision of the Services as set forth in Section 4.2.1;

8.1.9.	it, or the relevant other Services Provider, has the ability to provide the Services as set forth hereunder, without violating the rights of any Person (including intellectual property rights) or breaching any agreement to which Parent is a party;

8.1.10.	where in the context of the provision of Services, Parent is required to use intellectual property and/or software, the license contracts whereby Parent uses such intellectual property and/or software allow for the sublicense of such intellectual property and/or software to the Company Group pursuant to Section 4.2.1;

8.1.11.	all current and former employees of Parent have executed written agreements with Parent assigning to Parent any and all intellectual property rights related to the Services;

8.1.12.	Parent has not received any threat, demand or notice of claim from any person, whether in writing or otherwise, asserting that the Parent’s provision of the Services constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the intellectual property rights of any other person. Parent is not a party to any legal proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing by the Parent of any rights;

8.1.13.	it has the power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.14.	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.1.15.	the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of Parent;

8.1.16.	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement;

8.1.17.	this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other Laws of general application limiting the enforcement of creditors’ rights and remedies generally and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity;

8.1.18.	it has the human, administrative, technical and other capabilities and resources to perform the Services or otherwise will retain or subcontract to appropriate professionals to render such Services as Services Providers;

8.1.19.	all of the Services identified in this Agreement are sufficient to substantially conduct the Online Gaming Business in the ordinary course, and in substantially the same manner as heretofore conducted.

8.2.	Representations and Warranties of the Company

The Company hereby represents and warrants, on its behalf and on behalf of each of the other Sublicensees and Services Recipients, to Parent, that as of the date hereof and as of the Effective Date:

8.2.1.	it is validly organized and existing under the Laws of the Kingdom of Spain;

8.2.2.	it, or the relevant Services Recipient, holds such Permits necessary to own and operate the projects and entities that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;

8.2.3.	it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

8.2.4.	it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

8.2.5.	the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company, the Sublicensees and the Services Recipients as a whole;

8.2.6.	no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it of this Agreement; and

8.2.7.	this Agreement constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other Laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

9.	Liability and Indemnification

9.1.	Parent Indemnity

Parent agrees, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless the Company and each Sublicensee or Services Recipient, as the case may be applicable, and any of their respective directors, officers, agents, members, partners, stockholders and employees and other representatives of the Company Group (each, a “Company Indemnified Party”), on demand, and on an after-tax basis without any withholding or deduction, from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) payable to third parties (each, a “Loss”) incurred by any Company Indemnified Party in connection with (i) any falsehood, breach or inaccuracy of any representations and warranties included in Section 8.1, (ii) any breach by Parent of any of its obligations, undertakings and covenants under this Agreement, and/or (iii) any claims brought by any employees of Parent against a Company Identified Party in respect of their potential requalification as employees of the Company Group; provided that no Company Indemnified Party shall be so indemnified with respect to any Loss (i) arising as a result of breach by the Company of any of its representations and warranties in Section 8.2, (ii) arising as a result of the exercise of Parent’s rights and obligations under this Agreement, (iii) that is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Company Indemnified Party, to have resulted from such Company Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful, or (iv) that involves a claim for which Parent is entitled to indemnification from the Company pursuant to Section 9.2.

9.2.	Company Indemnity

The Company agrees, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless, and to cause each other Sublicensee or Services Recipient, as applicable, to indemnify and hold harmless, each member of the Parent Group and any directors, officers, agents, members, partners, stockholders and employees and other representatives of the Parent Group (each, a “Parent Indemnified Party”), on demand, and on an after-tax basis without any withholding or deduction, from and against any Losses incurred by any Parent Indemnified Party in connection with (i) any falsehood, breach or inaccuracy of any representations and warranties included in Section 8.2, (ii) any breach by the Company of any of its obligations, undertakings and covenants under this Agreement, and/or (iii) any and all actions, suits, investigations, proceedings or claims, whether arising under statute or action of a Governmental Authority or otherwise and in connection with the business, investments and activities of the Company and any Sublicensees or Services Recipients, as applicable, or in respect of or arising from this Agreement or the use by the Company and any of its Sublicensees or Services Recipients of the Sponsorship Rights or the Services, as applicable; provided that no Parent Indemnified Party shall be so indemnified with respect to any Loss (i) arising as a result of breach by Parent of any of its representations and warranties in Section 8.1, (ii) arising as a result of the exercise of the Company’s rights and obligations under this Agreement, (iii) that is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Parent Indemnified Party, to have resulted from such Parent Indemnified Party’s bad faith, fraud, willful misconduct or gross negligence or, in the case of a criminal matter, conduct undertaken with knowledge that the conduct was unlawful, or (iv) that involves a claim for which the Company is entitled to indemnification from Parent pursuant to Section 9.1.

9.3.	Indemnification Procedure

9.3.1.	Any party entitled to indemnification under Section 9.1 or Section 9.2 (an “Indemnified Party”) shall promptly provide written notice to the party obliged to provide indemnification (the “Indemnifying Party”) of any facts or circumstances that, in its reasonable opinion, give rise to an indemnifiable Loss, provided that the failure to notify such Indemnifying Party shall not relieve such Indemnifying Party from any Loss that it may have hereunder except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. Each notification shall state, with respect to such particular claim: (i) the obligations, covenants or undertakings set forth in this Agreement which have been breached; (ii) a description of the claim; (iii) the nature and to the extent reasonably practicable, the amount of the Loss; and (iv) to the extent already available to an Indemnified Party, any supporting documentation to its claim. The Indemnifying Party shall have ten (10) Business Days from the date of receipt of notification of such claim to respond to the Indemnified Party, indicating whether it accepts or rejects, totally or partially, such indemnification claim. If the Indemnifying Party does not provide a response within such ten (10) Business Days, it shall be understood that the Indemnifying Party accepts such claim. If the Indemnifying Party accepts such claim, it shall become final and binding and the Indemnifying Party shall pay to the Indemnified Party the amount determined in the relevant notification of claim within five (5) Business Days, by means of a wire transfer of immediately available funds without any withholding, deductions or commissions. If the Indemnifying Party rejects such claim, the parties shall resolve the dispute in the Courts set forth in Section 11.8.

9.3.2.	If Parent, the Company, any Parent Indemnified Parties, any Company Indemnified Parties or any of their respective Affiliates receives notice of any pending or threatened claims, actions, proceedings or investigations asserted by a third party (a “Third Party Claim”) which may give rise to indemnification as an Indemnified Party under this Agreement, the following rules shall apply:

(i)	Such Indemnified Party shall submit a notice of claim to the Indemnifying Party within ten (10) Business Days from the receipt of the Third Party Claim (and in any event, to the extent possible, before the expiration of the first one-third (1/3) of the term resulting from the applicable Laws to respond, appeal or oppose such Third Party Claim). Such notice of claim shall include (a) a copy of the Third Party Claim; (b) if available, the value or an estimation of the Third Party Claim (as identified therein); (c) any deadline to reply to the Third Party Claim. Upon the Indemnifying Party´s written request the Indemnified Party shall furnish any other documentation which may be deemed reasonably necessary in order to enable the Indemnifying Party’s defense against such Third Party Claim and that may be available to the Indemnified Party. If the Indemnified Party is Parent, Parent shall also indicate whether it desires to assume the defense of such Third Party Claim (subject to paragraph (ii) below);

(ii)	Parent may, but shall not be obligated to, assume the defense of such Third Party Claim (for the avoidance of doubt, whether Parent is the Indemnified Party or the Indemnifying Party), by providing written notice to the Company within the earlier of (a) ten (10) days of receiving written notice of such Third Party Claim; or (b) before the expiration of the first two-thirds (2/3) of the term resulting from the applicable Laws to respond, appeal or oppose such Third Party Claim. Notwithstanding the foregoing, if Parent does not expressly elect to assume the defense of a Third Party Claim within such deadline, the Company shall have the right to assume the defense of such Third Party Claim. However, in the event of any Third Party Claim against a Company Indemnified Party for equitable or injunctive relief or with respect to potential criminal liability of a Company Indemnified Party, Parent shall not be entitled to assume the defense of such Third Party Claim with respect to the Company Indemnified Party, and the Company shall have the right to assume such defense with respect to the Company Indemnified Party.

(iii)	If Parent assumes the defense of any Third Party Claim under the terms of the paragraph (ii) above, it shall not, without the prior written consent of the Company, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (a) involves a finding or admission of wrongdoing, fault, culpability or a failure to act by a Company Indemnified Party, (b) does not include an unconditional written release by the claimant or plaintiff from all liability in respect of such Third Party Claim or (c) imposes equitable remedies or any obligation on any Company Indemnified Party other than solely for the payment of monetary damages for which such Company Indemnified Party will be indemnified hereunder. If the Company assumes the defense of any Third Party Claim, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any action or consent to the entry of any judgment.

(iv)	Without prejudice to the foregoing, any Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim (regardless of which party leads the defense pursuant to paragraph (iii) above), but such Indemnified Party shall bear and shall be solely responsible for the costs and expenses in connection with such participation, unless (x) the Indemnified Party receives the written opinion of counsel that representation of such Indemnified Party and the Indemnifying Party by the same counsel presents a conflict of interest under applicable standards of professional conduct or (y) the Indemnified Party receives the written opinion of counsel that there may be legal defenses available to such Indemnified Party which are different from or in addition to the defenses available to the Indemnifying Party, and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel.

9.3.3.	The parties agree that payments in respect of Losses shall be made by wire transfer of immediately available funds to one or more accounts designated for such purposes by the Indemnified Party. Consequently, in the event that any amounts are due and payable by the Indemnifying Party to one or more Indemnified Parties under the terms of this Section 9, the Indemnifying Party shall pay to each Indemnified Party a sum equal to the amount which, if received by such Indemnified Party, would be necessary to put such Indemnified Party into the financial position it would have had if no such Losses had been incurred or suffered by such Indemnified Party (including legal expenses). The Company shall have the right to set off any amounts for which the Company is entitled to indemnification hereunder against any amounts payable by the Company or any member of the Company Group to Parent under Section 7.

9.3.4.	Furthermore, if any indemnification payments pursuant to this Section 9 are taxable, the Indemnifying Party shall pay to the Indemnified Party such additional amounts to ensure that the amount received by each Indemnified Party, as applicable, less taxes, is equal to the full amount of indemnification that would otherwise be payable pursuant to this Section 9.

9.3.5.	The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 9 shall be in addition to and not in derogation of any other liability which any Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at Law.

9.3.6.	The indemnity provided in this Section 9 shall survive for a period of five (5) years following the termination or purported termination of, this Agreement.

9.3.7.	Parent and the Company hereby acknowledge and agree that (i) Parent shall be responsible for any breaches of this Agreement by any member of the Parent Group and any Services Provider, and (ii) the Company shall be responsible for any breaches of this Agreement by any member of the Company Group, including any Sublicensees and Services Recipients. Parent and the Company hereby acknowledge and agree that (i) Parent may enforce any of the covenants in this Section 9 on behalf of itself and/or any of the Parent Indemnified Parties, and (ii) the Company may enforce any of the covenants in this Section 9 on behalf of itself and/or any member of the Company Group, including any Sublicensee or Services Recipient.

9.4.	Limitation of Liability

9.4.1.	Parent assumes no responsibility under this Agreement in connection with the Services other than to render the Services in good faith and will not be responsible for any action of a Services Recipient’s Governing Body in following or declining to follow any advice or recommendations of the relevant Services Provider.

9.4.2.	The maximum amount of the aggregate liability of the Parent Indemnified Parties pursuant to this Agreement in any fiscal year in connection with the Sponsorship Rights shall not exceed the aggregate Sponsorship Fees in effect for the prior two (2) fiscal years, pro-rated for any partial fiscal year.

9.4.3.	The maximum amount of the aggregate liability of the Parent Indemnified Parties pursuant to this Agreement in any fiscal year in connection with the provision of the Services shall not exceed the aggregate Services Fees in effect for the prior two (2) fiscal years, pro-rated for any partial fiscal year.

10.	Term and Termination

10.1.	Term

This Agreement shall become effective on the Effective Date and shall terminate on the fifth (5th) anniversary of the Effective Date (the “Initial Term”). This Agreement shall be automatically extended for successive one-year periods at the end of the Initial Term and each extended term thereafter, unless (i) either party provides written notice of termination to the other party at least ninety (90) days prior to the expiration of the Initial Term or such extended term, respectively, (ii) the parties hereto otherwise mutually agree in writing, or (iii) the Agreement is terminated under Section 10.2 or Section 10.3 (the Initial Term, as extended, the “Term”).

10.2.	Termination by either party

Either party to this Agreement may terminate this Agreement at any time without payment of any termination fee (but without prejudice to any liability that it may have incurred pursuant to the terms and conditions of this Agreement):

(i)	if the other party defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the non-defaulting party or its group, and such default continues uncured or unremedied for a period of ninety (90) days after written notice thereof specifying such default and requesting that the same be remedied in such 90-day period;

(ii)	if a non-affiliated third party or a group of non-affiliated third parties acting in concert with each other, directly or indirectly, acquires in one transaction or a series of related transactions or otherwise becomes the Beneficial Owner of more than fifty percent (50)% of the share capital of Holdco or the Company at the time of such transaction (or series of related transactions);

(iii)	if the Company Group, directly or indirectly sells, transfers, or conveys to a non-affiliated third party or a group of non-affiliated third parties acting in concert with each other, directly or indirectly, all or substantially all of the assets of (including shares owned by) the Company Group, on a consolidated basis; or

(iv)	the Agreement is terminated pursuant to Section 7.2.3.

provided however that neither Holdco, Parent, and/or one or more of Parent’s future or current Affiliates, successors, assigns or any entity acquiring all or substantially all of the assets and/or businesses of Parent, whether by operation of law or otherwise, shall be deemed to be “non-affiliated third parties” for purposes of Sections 10.2(ii) or 10.2(iii).

For the avoidance of doubt, Parent’s mere failure to control or own, directly or indirectly, a majority of the share capital of Holdco or the Company will not satisfy the condition in Section 10.2(ii) unless a non-affiliated third party or a group of non-affiliated third parties acting in concert with each other, directly or indirectly, acquires in one transaction or a series of related transactions or otherwise becomes the Beneficial Owner of more than fifty percent (50)% of the share capital of Holdco or the Company at the time of such transaction (or series of related transactions).

10.3.	Termination by the Company

10.3.1.	The Company may terminate this Agreement at any time, upon prior written notice of termination to Parent. Any termination by the Company under this Section 10.3.1 is subject to payment to Parent of any applicable Discontinuation Costs.

10.3.2.	Should the Company terminate this Agreement, or amend the scope of the Services by discontinuing certain Services pursuant to Section 11.1.1, the Company shall reimburse to Parent for all Discontinuation Costs, which will be calculated in good faith by Parent and agreed in good faith between Parent and the Company. Within thirty (30) days from the termination or amendment date, Parent shall invoice the Company for the agreed Discontinuation Costs to be paid by the Company. The Company shall pay said invoice within forty-five (45) days from the invoice date. The Company has the right to have a representative review the accuracy of the calculation of, and underlying records relating to, the Discontinuation Costs (the “Calculation”), at its cost and expense, at the location Parent keeps such records. In the event that the Company does not agree with the Calculation, it shall furnish Parent with the calculation of the Discontinuation Costs it considers to be accurate. If Parent does not agree with the Company’s calculation, the Discontinuation Costs shall be calculated by an independent third party (the “Expert”), which shall be appointed by mutual agreement of the Company and Parent within ten (10) Business Days of Parent’s written notice to the Company of its objection to the Company’s calculation. If Parent and the Company are unable to agree on the appointment of the Expert, Parent will appoint one of the “Big Four” accounting firms, other than Parent’s or the Company’s statutory auditors, to act as the Expert. The Expert shall calculate the Discontinuation Costs within thirty (30) days of its engagement, and such determination shall be conclusive and binding upon the Company and Parent. The party whose calculation of the Discontinuation Costs was farthest from the Discontinuation Costs calculated by the Expert shall bear the fees and expenses of the Expert, including any expenses incurred by Parent and the Company in presenting evidence to the Expert. If the determination by the Expert is equidistant between the calculation of the Company and Parent, or is no more than five percent (5%) more or less than such equidistant amount, the fees and expenses of the Expert shall be borne equally by the Company and Parent and each of the Company and Parent shall bear the cost of their own out-of-pocket expenses.

10.4.	Effect of Termination and Survival Upon Termination

Termination of this Agreement shall be effective:

(i)	in case that the Company terminates this Agreement pursuant to Section 10.3.1, on the date which is ninety (90) days after the date of the written notice submitted by the terminating party pursuant to Section 11.10;

(ii)	in case of termination as a consequence of a default pursuant to Section 10.2(i) above, on the date which is ninety (90) days after the date of the written notice submitted by the terminating party pursuant to Section 11.10, unless the default is cured within such 90-day period;

(iii)	in case that either Party terminates this Agreement pursuant to either Sections 10.2(ii) or 10.2(iii), on the date which is one (1) year after the date of the written notice submitted by the terminating party pursuant to Section 11.10;

(iv)	in case that either Party terminates this Agreement pursuant to Section 10.2(iv), on the date set forth under Section 7.2.3;

and all of the foregoing dates, shall be deemed to be an effective date of termination of this Agreement as per and for the purposes of Section 10.5 below.

If this Agreement is terminated pursuant to this Section 10 (but other than as per Section 10.2(i)), such termination will be without any further liability or obligation of any party hereto, except as provided in Section 1, Section 4.2.1, Section 4.8.2, Section 4.8.4, Section 9, Section 10.5 and Section 10.6 hereof and except for any liabilities incurred by the parties prior to the termination date.

10.5.	Action Upon Termination

10.5.1.	From and after the effective date of the termination of this Agreement, Parent shall not be entitled to receive Services Fees for the provision of the Services under this Agreement, but will be paid all Services Fees accruing to and including the date of termination (including such day).

10.5.2.	From and after the effective date of the termination of this Agreement, except as set forth in Section 10.5.4, Parent shall not be entitled to receive the Sponsorship Fees for further use of the Sponsorship Rights under this Agreement, but will be paid all Sponsorship Fees accruing to and including the date of termination (including such day).

10.5.3.	On the effective date of the termination of this Agreement, except as set forth in Section 10.5.4, the Company shall and shall cause each of its Sublicensees to cease using the Sponsorship Rights or any derivation thereof in any form. Should the Company or any of its Sublicensees fail to cease using the Sponsorship Rights in accordance with the preceding sentence, the Company agrees and hereby specifically consents to Parent obtaining a decree of a court having jurisdiction over the Company and/or such Sublicensees ordering the Company and/or such Sublicensees to stop the use of the Sponsorship Rights in any form. Said consent is based on a recognition by the Company that a monetary payment would be inadequate remedy for Parent. Nevertheless, it is understood between the parties hereto that, in addition to the injunctive relief mentioned above, Parent shall be entitled to any other relief which may be deemed proper and customary, whether at law or equity, as of the time such relief is sought.

10.5.4.	If Parent terminates this Agreement pursuant to either Sections 10.2(ii) or 10.2(iii), Parent shall use commercially reasonable efforts to negotiate with each of the counterparties to the then-current Sponsorship Agreements to allow for the continued license or assignment of the Sponsorship Rights to the Company Group, until the later of (i) two (2) years after the date of the written termination notice submitted by Parent pursuant to Section 11.10 or (ii) the expiration of the initial term of the relevant Sponsorship Agreement; provided that the Company and Parent shall have agreed in good faith on the Sponsorship Fees payable by the Company connection with such continued license or assignment of Sponsorship Rights; and provided further that the provisions of this Agreement relating to the rights and obligations of the parties with respect to the license of Sponsorship Rights (including Sections 2, 7, 9, 11.3 and 11.4) shall remain in effect between Parent and the Company with respect to such Sponsorship Rights and Sponsorship Fees.

10.5.5.	On the effective date of the termination of this Agreement, the Parent Group shall cease the provision of any Services and the Company shall pay any Discontinuation Costs due pursuant to Section 10.3.

10.5.6.	Upon any termination of this Agreement, Parent shall forthwith:

(i)	after deducting any accrued Services Fees, pay over to the Services Recipients all money collected and held for the account of the Services Recipients pursuant to this Agreement;

(ii)	deliver to the Company’s Executive Management a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Services Recipients; and

(iii)	deliver to the Company’s Executive Management all property and documents of the Company, any Sublicensees or any Services Recipients then in the custody of the Parent Group.

10.5.7.	Upon any termination of this Agreement, (i) Parent shall forthwith deliver to the Company’s Executive Management all property and documents of the Company or any Sublicensees or Services Recipients then in the custody of the Parent Group and (ii) the Company shall forthwith deliver to Parent all property and documents of Parent then in the custody of the Company Group.

10.6.	Preservation of Remedies

Termination of this Agreement is without prejudice to the rights of either party with regard to a breach by the other party of this Agreement, or any obligation surviving termination or expiration of this Agreement. Full legal remedies remain available for any such breach or continuing obligation, including the right to recover damages or to secure other appropriate relief.

11.	General Provisions

11.1.	Amendment, Waiver

11.1.1.	The Company is entitled to amend the scope of the Services, including by discontinuing certain Services, reducing the number of Services Recipients or the nature or description of the Services or otherwise, by providing sixty (60) days’ prior written notice to Parent; provided, however, that, except as otherwise provided herein, the Company may not increase the scope of the Services without Parent’s prior written consent; and provided further, however, that prior to such modification, the Company and Parent shall agree in writing to any modification of the Services Fees resulting from such change in scope. In the event that the Company and Parent are unable to agree on modified Services Fees, the Company may terminate this Agreement as set forth in Section 10.3. Any amendment by the Company under this Section 11.1.1 is subject to payment to Parent of any applicable Discontinuation Costs.

11.1.2.	Without prejudice to Section 11.1.1, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

11.1.3.	No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.2.	Assignment

11.2.1.	This Agreement shall not be assigned by Parent without the prior written consent of the Company, except pursuant to Section 2.2 and Section 3.3 or in the case of assignment to a Person that is Parent’s successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as Parent is bound under this Agreement. In addition, provided that Parent provides prior written notice to the Company for informational purposes only, nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer or assignment of Parent’ rights under this Agreement, including any amounts payable to Parent under this Agreement, to a bona fide lender as security.

11.2.2.	This Agreement shall not be assigned by the Company without the prior written consent of Parent, except in the case of assignment by the Company to a Person that is its successor by merger, consolidation or purchase of assets, in which case the successor shall be bound under this Agreement and by the terms of the assignment in the same manner as the Company is bound under this Agreement.

11.2.3.	Any purported assignment of this Agreement in violation of this Section 11.2 shall be null and void.

11.3.	Failure to Pay When Due

If payment in full in respect of any invoice is not received by the Parent Group from the Company Group as provided in Section 7.3 (except for any amount in good faith disputed as provided in Section 11.4), Parent shall have the right, after giving sixty (60) days’ prior written notice thereof to the Company, to suspend the use of all or any portion of the Sponsorship Rights or all or any portion of the Services until such time as the Company Group has paid in full all amounts then overdue. After such payment in full is received, Parent shall promptly resume providing, or causing to be provided, the Services to the Services Recipient.

11.4.        Disputes and Resolution

Within sixty (60) days following the receipt of the applicable statement of the Fees due to Parent in accordance with Section 7.3, Parent shall notify the Company in writing of any amounts paid by the Company Group (or required to be paid by the Company Group) that are in dispute and reasonably detail the basis therefor. Upon receipt of such notice, the Company will research the items in question in a reasonably prompt manner and cooperate with Parent to resolve any such dispute. The disputed Fees shall be paid to Parent within fifteen (15) days after settlement of such dispute to the extent owed to Parent.

11.5.	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the parties hereto waive any provision of Law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties hereto will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

11.6.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

11.7.	Limitation of Liability

NOTWITHSTANDING ANYTHING ELSE SET OUT HEREIN, EXCEPT WITH RESPECT TO CLAIMS RESULTING FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY THE APPLICABLE PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF, KNOWS OF OR SHOULD KNOW OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

11.8.	Governing Law and Choice of Court

This Agreement shall be governed by and construed in accordance with the internal laws of the Kingdom of Spain (Derecho común español). This Agreement, and any disputes arising out of or in connection with it, its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) and including all matters of constructions, interpretation, validity and performance will in all respects be finally settled by the Courts of the City of Madrid.

11.9.	Enurement

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

11.10.	Notices

Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient; but if not, then on the next Business Day, or (iii) one Business Day after it is sent to the recipient by overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the addresses specified below, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Notices and other communications will be addressed as follows:

If to the Services Recipients:

Servicios de Juego Online S.A.U.
Oscar Iglesias Sánchez
Oscar.iglesias@codere.com
Avenida de Bruselas 26, 28108, Alcobendas, Madrid
+34 913 542 836

With a copy to:

DD3 Acquisition Corp. II
Pedregal 24, Piso 3, Colonia Molino del Rey
Delegación Miguel Hidalgo
México C.P. 11040
Attn: Martín Werner and Daniel Salim
Email: martin.werner@dd3.mx and daniel.salim@dd3.mx

If to Parent:

Codere Newco, S.A.U.
Attn: Ángel Corzo Uceda
Avenida de Bruselas 26, 28108, Alcobendas, Madrid
Ángel.corzo@codere.com
Tel: +34 913 542 836

11.11.	Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

11.12.	Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

(Signature pages follow)

In witness whereof, the parties have executed this Agreement as of the date first written above.

Servicios de Juego Online S.A.U. as Company

By:	/s/ Óscar Iglesias Sánchez
	Name:	Óscar Iglesias Sánchez
	Title:	Director

By:	/s/ Ángel Corzo Uceda
	Name:	Ángel Corzo Uceda
	Title:	Director

Codere Newco, S.A.U. as Parent

By:	/s/ Vicente Di Loreto
	Name:	Vicente Di Loreto
	Title:	Authorized Signatory

[Signature page to Sponsorship and Services Agreement]

Exhibit A

NEW SPONSORSHIP RIGHTS NOTICE

[Date]

Servicios de Juego Online S.A.U.
[Address of Company]

Re:	Sponsorship and Services Agreement dated June 21, 2021

Pursuant to the captioned Agreement, you are hereby notified that effective as of the date hereof the undersigned consents to the inclusion of [•] (the “New Sponsorship Right”), as a “New Sponsorship Right” for the purposes of the Agreement. You may only use the New Sponsorship Right subject to and in accordance with the Agreement and the related [Sponsorship Agreement]. The terms and conditions of the [assignment/license] of the New Sponsorship Right and the related Sponsorship Fees payable as consideration for the [assignment/license] of such New Sponsorship Right are as follows:

[•]

In connection herewith, the undersigned hereby repeats and restates, as of the date hereof, the representation appearing in Section 2.3 of the Agreement with respect to the New Sponsorship Right.

Sincerely,

[NAME OF ASSIGNOR/LICENSOR]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[NAME OF ASSIGNEE/LICENSEE]

By:
Name:
Title:

Exhibit B

RM SPONSORSHIP AGREEMENT